                                FIRST USA, INC.

                           OFFER TO PURCHASE FOR CASH
                            ANY AND ALL OUTSTANDING
                       9.33% SERIES A CAPITAL SECURITIES
                                      AND
                       9.33% SERIES B CAPITAL SECURITIES
                                       OF
                           FIRST USA CAPITAL TRUST I
                                       AT
                     $1,155 PER $1,000 LIQUIDATION AMOUNT
           (PLUS ACCUMULATED AND UNPAID DISTRIBUTIONS UP TO, BUT NOT
                        INCLUDING, THE SETTLEMENT DATE)

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON MONDAY, JUNE 30, 1997, UNLESS THE OFFER IS EXTENDED.

    First USA, Inc., a Delaware corporation ('First USA'), hereby offers to purchase for cash any and all of the 9.33% Series A Capital Securities (the 'Series A Capital Securities') issued and any and all of the 9.33% Series B Capital Securities (the 'Series B Capital Securities' and, together with the Series A Capital Securities, the 'Securities') to be issued by First USA Capital Trust I, a Delaware business trust (the 'Trust'), at $1,155 per $1,000 liquidation amount (plus accumulated and unpaid distributions up to, but not including, the settlement date), upon the terms and subject to the conditions set forth in this Offer to Purchase (the 'Offer to Purchase') and the related Letter of Transmittal (which together constitute the 'Offer'). All Securities tendered in the Offer and not withdrawn will be purchased upon the terms and subject to the conditions of the Offer.

    The Offer is being made in connection with the contemplated merger (the 'Merger') between First USA and BANC ONE CORPORATION, an Ohio corporation ('BANC ONE'). Upon the terms and subject to conditions of an Agreement and Plan of Merger, dated as of January 19, 1997 and amended as of April 23, 1997 (as amended, the 'Merger Agreement'), between First USA and BANC ONE, First USA will be merged with and into BANC ONE, with BANC ONE as the surviving corporation. Following the Merger and upon execution of appropriate documents, BANC ONE, as successor to First USA, will succeed to First USA's rights as the owner of the common securities (the 'Common Securities') of the Trust, and to its obligations as guarantor under the Guarantees (as defined below), as issuer of the Junior Subordinated Debentures (as defined below), as sponsor of the Trust. BANC ONE will not succeed to First USA's rights as the owner of the Common Securities, to its obligations as guarantor under the Guarantees, the issuer of the Junior Subordinated Debentures and as sponsor of the Trust unless and until the Merger is consummated. The Offer is conditioned upon the Merger having been consummated. The Merger is expected to be consummated on or before June 30, 1997 and is not conditioned upon consummation of the Offer. See Section 6.

    All references to First USA in this Offer to Purchase shall be deemed to include BANC ONE following the Merger.

                            ------------------------

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM AMOUNT OF SECURITIES BEING TENDERED. THE OFFER IS SUBJECT TO CONSUMMATION OF THE MERGER AND TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

    NONE OF THE TRUST OR ITS TRUSTEES, FIRST USA OR ITS BOARD OF DIRECTORS OR BANC ONE OR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SECURITIES. EACH HOLDER MUST MAKE SUCH HOLDER'S OWN DECISION WHETHER TO TENDER SECURITIES AND, IF SO, THE AMOUNT OF SECURITIES TO TENDER.

                            ------------------------

    Pursuant to a registration rights agreement dated as of December 20, 1996, among First USA, the Trust and the initial purchasers named therein, First USA and the Trust have registered the Series B Capital Securities under the Securities Act of 1933, as amended, under a Registration Statement (File No. 333-26669) on Form S-4 (the 'Registration Statement') filed with the Securities and Exchange Commission. Upon the terms and subject to the conditions of the Prospectus dated May 20, 1997 that constitutes a part of the Registration Statement and the related Letter of Transmittal (which together constitute the 'Exchange Offer'), the Trust has offered to exchange $200,000,000 aggregate liquidation amount of Series B Capital Securities for a like liquidation amount of Series A Capital Securities and First USA has offered to exchange (i) its guarantee (the 'Series A Guarantee') of payments of cash distributions and payments on liquidation of the Trust or redemption of the Series A Capital Securities for a like guarantee (together with the Series A Guarantee, the 'Guarantees') in respect of the Series B Capital Securities and (ii) $200,000,000 of its 9.33% Series B Junior Subordinated Deferrable Debentures (the 'Series B Junior Subordinated Debentures') for a like aggregate principal amount of its 9.33% Series A Junior Subordinated Deferrable Debentures (together with the Series B Junior Subordinated Debentures, the 'Junior Subordinated Debentures').

    The Exchange Offer is scheduled to expire at 9:00 a.m., New York City time, on June 19, 1997, unless extended. Accordingly, holders of Securities ('Holders') will be able to exchange their Series A Capital Securities for Series B Capital Securities in the Exchange Offer and then tender their Series B Capital Securities in the Offer. However, as the Offer is for any and all Series A Capital Securities and any and all Series B Capital Securities, Holders who fail to exchange their Series A Capital Securities for Series B Capital Securities in the Exchange Offer will still be able to tender their Series A Capital Securities in the Offer.

                            ------------------------

                                   IMPORTANT

    Any Holder desiring to tender all or any portion of such Holder's Securities in the Offer should either (1) complete the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to The Bank of New York (the 'Depositary') at one of its addresses set forth on the back cover of this Offer to Purchase, and either mail or deliver the certificates for such Securities to the Depositary along with the Letter of Transmittal or deliver such Securities pursuant to the procedure for book-entry transfer set forth in Section 3, or (2) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Holders having Securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Securities. Holders who wish to tender Securities in the Offer and whose certificates for such Securities are not immediately available should tender such Securities by following the procedures for guaranteed delivery set forth in
Section 3.

    The Depositary and The Depository Trust Company ('DTC') have confirmed that the Offer is eligible for the DTC Automated Tender Offer Program ('ATOP'). Accordingly, DTC participants may electronically tender Securities pursuant to the Offer by causing DTC to transfer Securities to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message (as defined herein) to the Depositary. See Section 3.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover page.
                            ------------------------

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

June 2, 1997

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE TRUST, FIRST USA OR BANC ONE AS TO WHETHER HOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SECURITIES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE TRUST, FIRST USA OR BANC ONE. THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS OFFER TO PURCHASE REGARDING BANC ONE, AND PRO FORMA INFORMATION, HAS BEEN FURNISHED BY BANC ONE, AND INFORMATION IN THIS OFFER TO PURCHASE REGARDING FIRST USA AND THE TRUST HAS BEEN FURNISHED BY FIRST USA.

                            ------------------------

                               TABLE OF CONTENTS

INTRODUCTION...............................................................  1

   1. Background of the Offer; Purpose.....................................  2

   2. Amount of Securities.................................................  3

   3. Procedures for Tendering Securities..................................  3

   4. Withdrawal Rights....................................................  5

   5. Acceptance for Payment of Securities and Payment of Offer
      Consideration........................................................  6

   6. Certain Conditions of the Offer......................................  7

   7. Price Range of the Securities and Dividends..........................  7

   8. Effects of the Offer.................................................  8

   9. Source and Amount of Funds...........................................  9

  10. Certain Information Concerning First USA and BANC ONE................  9

  11. Transactions and Arrangements Concerning the Securities.............. 19

  12. Certain Legal Matters; Regulatory Approvals.......................... 19

  13. Certain Federal Income Tax Consequences.............................. 19

  14. Extension; Termination; Amendments................................... 21

  15. Fees and Expenses.................................................... 21

  16. Miscellaneous........................................................ 22

To the Holders of 9.33% Series A Capital Securities issued and
9.33% Series B Capital Securities to be issued by First USA Capital Trust I:

                                  INTRODUCTION

     First USA, Inc., a Delaware corporation ('First USA'), hereby offers to purchase for cash any and all of the 9.33% Series A Capital Securities (the 'Series A Capital Securities') issued and any and all of the 9.33% Series B Capital Securities (the 'Series B Capital Securities' and, together with the Series A Capital Securities, the 'Securities') to be issued by First USA Capital Trust I, a Delaware business trust (the 'Trust'), at $1,155 per $1,000 liquidation amount (plus accumulated and unpaid distributions up to, but not including, the settlement date), upon the terms and subject to the conditions set forth in this Offer to Purchase (the 'Offer to Purchase') and the related Letter of Transmittal (which together constitute the 'Offer'). The Offer and withdrawal rights will expire at 9:00 a.m., New York City time, on Monday, June 30, 1997, unless the Offer is extended. See Sections 6 and 14.

     The Offer is being made in connection with the contemplated merger (the 'Merger') between First USA and BANC ONE CORPORATION, an Ohio corporation ('BANC ONE'). Upon the terms and subject to conditions of an Agreement and Plan of Merger, dated as of January 19, 1997 and amended as of April 23, 1997 (as amended, the 'Merger Agreement'), between First USA and BANC ONE, First USA will be merged with and into BANC ONE, with BANC ONE as the surviving corporation. Following the Merger and upon execution of appropriate documents, BANC ONE, as successor to First USA, will succeed to First USA's rights as the owner of the common securities (the 'Common Securities') of the Trust, to its obligations as guarantor under the Guarantees (as defined below), as issuer of the Junior Subordinated Debentures (as defined below) and as sponsor of the Trust. BANC ONE will not succeed to First USA's rights as the owner of the Common Securities, to its obligations as guarantor under the Guarantees, the issuer of the Junior Subordinated Debentures and as sponsor of the Trust unless and until the Merger is consummated. The Offer is conditioned upon the Merger having been consummated. The Merger is expected to be consummated on or before June 30, 1997 and is not conditioned upon consummation of the Offer.

     Holders of Securities ('Holders') that tender will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, transfer taxes on the purchase of Securities by First USA. First USA will pay all charges and expenses of Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ('Merrill Lynch'), which is acting as the Dealer Manager (the 'Dealer Manager'), The Bank of New York, which is acting as the Depositary (the 'Depositary'), and Georgeson & Company Inc., which is acting as the Information Agent (the 'Information Agent'), incurred in connection with the Offer.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM AMOUNT OF SECURITIES BEING TENDERED. THE OFFER IS SUBJECT TO CONSUMMATION OF THE MERGER AND TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     NONE OF THE TRUST OR ITS TRUSTEES, FIRST USA OR ITS BOARD OF DIRECTORS OR BANC ONE OR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SECURITIES. EACH HOLDER MUST MAKE

SUCH HOLDER'S OWN DECISION WHETHER TO TENDER SECURITIES AND, IF SO, THE AMOUNT OF SECURITIES TO TENDER. HOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISION WHETHER TO TENDER, AND, IF SO, THE AMOUNT OF SECURITIES TO TENDER.

     As of the date of this Offer to Purchase, $200,000,000 aggregate liquidation amount of Series A Capital Securities were outstanding, all of which were held of record by The Depository Trust Company ('DTC'). As of May 30, 1997, no directors or executive officers of First USA or BANC ONE owned any Securities.

     Pursuant to a registration rights agreement dated as of December 20, 1996, among First USA, the Trust and the initial purchasers named therein, First USA and the Trust have registered the Series B Capital Securities under the Securities Act of 1933, as amended, under a Registration Statement (File No. 333-26669) on Form S-4 (the 'Registration Statement') filed with the Securities and Exchange Commission (the 'Commission'). Upon the terms and subject to the conditions of the Prospectus dated May 20, 1997 (as the same may be amended or supplemented from time to time, the 'Exchange Offer Prospectus') that constitutes a part of the Registration Statement and the related Letter of Transmittal (which together constitute the 'Exchange Offer'), the Trust has offered to exchange $200,000,000 aggregate liquidation amount of Series B Capital Securities for a like liquidation amount of Series A Capital Securities and First USA has offered to exchange (i) its guarantee (the 'Series A Guarantee') of payments of cash distributions and payments on liquidation of the Trust or redemption of the Series A Capital Securities for a like guarantee (together with the Series A Guarantee, the 'Guarantees') in respect of the Series B Capital Securities and (ii) $200,000,000 of its 9.33% Series B Junior Subordinated Deferrable Debentures (the 'Series B Junior Subordinated Debentures') for a like aggregate principal amount of its 9.33% Series A Junior Subordinated Deferrable Debentures (together with the Series B Junior Subordinated Debentures, the 'Junior Subordinated Debentures').

     The Exchange Offer is scheduled to expire at 9:00 a.m., New York City time, on June 19, 1997, unless extended. Accordingly, Holders will be able to exchange their Series A Capital Securities for Series B Capital Securities in the Exchange Offer and then tender their Series B Capital Securities in the Offer. However, as the Offer is for any and all Series A Capital Securities and any and all Series B Capital Securities, Holders who fail to exchange their Series A Capital Securities for Series B Capital Securities in the Exchange Offer will still be able to tender their Series A Capital Securities in the Offer.

     The Series A Capital Securities were issued, and the Series B Capital Securities will be issued upon consummation of the Exchange Offer, pursuant to the Amended and Restated Declaration of Trust, dated as of December 20, 1997 (the 'Trust Agreement'), among the three individual administrative trustees of the Trust, The Bank of New York (Delaware), as Delaware trustee, The Bank of New York, as property trustee, and First USA. The Series B Capital Securities and the Series A Capital Securities which remain outstanding after consummation of the Exchange Offer and the Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding liquidation amount thereof have taken certain actions or exercised certain rights under the Trust Agreement. The terms of the Series B Capital Securities are identical in all material respects to the terms of the Series A Capital Securities, except that the Series B Capital Securities have been registered under the Securities Act, will not be subject to the $100,000 minimum liquidation amount transfer restriction and certain other restrictions on transfer applicable to the Series A Capital Securities and will not provide for any liquidated damages.

     The Junior Subordinated Debentures are issued pursuant to an indenture dated as of December 20, 1996 (the 'Indenture') between First USA and The Bank of New York, as property trustee. First USA, through the Guarantees, the Trust Agreement, the Junior Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guarantees all of the Trust's obligations under the Securities. The Guarantees guarantee payments of distributions and payments on liquidation or redemption of the Securities, but in each case only to the extent that the Trust holds funds on hand legally available therefore and has failed to make such payments. If First USA fails to make a required payment on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including distributions, on the Securities. The Guarantees will not cover any such payment when the Trust does not have sufficient funds on hand legally available therefor. In such event, a holder of Securities may institute a legal proceeding directly against First USA to enforce its rights in respect of such payment.

     For a more detailed description of the terms of the Securities, the Junior Subordinated Debentures and the Guarantees, reference is made to the Exchange Offer Prospectus which may be obtained in the manner described in Section 16 and which is incorporated herein by such reference.

     1. Background of the Offer; Purpose. Upon the terms and subject to conditions of the Merger Agreement, First USA will be merged with and into BANC ONE, with BANC ONE as the surviving corporation. Following the Merger and upon execution of appropriate documents, BANC ONE, as successor to First USA, will succeed to First USA's rights as the owner of the Common Securities, to its obligations as guarantor under the Guarantees, as issuer of the Junior Subordinated Debentures and as sponsor of the Trust. BANC ONE will not succeed to First USA's rights as the owner of the Common Securities, to its obligations as guarantor under the Guarantees, the issuer of the Junior Subordinated Debentures and as sponsor of the Trust unless and until the Merger is consummated. The Offer is conditioned upon the Merger having been consummated. The Merger is expected to be consummated on or before June 30, 1997 and is not conditioned upon consummation of the Offer.

     Upon consummation of the Merger, each share of First USA common stock will be converted into the right to receive 1.1659 (subject to certain antidilution adjustments pursuant to the Merger Agreement) shares of BANC ONE common stock (with cash in lieu of fractional shares). Following consummation of the Merger, the First USA common stock will cease to be listed on the New York Stock Exchange, the Pacific Stock Exchange and the

Chicago Stock Exchange and the registration of the First USA common stock under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), will be terminated.

     Following the Merger, it is expected that John Tolleson, Chairman of First USA, will be appointed as a Director of BANC ONE and that Richard W. Vague, President of First USA, will become an executive officer of BANC ONE.

     For a more detailed description of the Merger and the other transactions contemplated by the Merger Agreement, reference is made to the Joint Proxy Statement-Prospectus dated May 12, 1997 of First USA and BANC ONE which may be obtained in the manner described in Section 16 and which is incorporated herein by such reference.

     First USA is making the Offer in order to refinance the Securities with debt at lower interest rates. See Section 9.

     The Offer provides Holders who are considering a sale of all or a portion of their Securities with the opportunity to sell such Securities for cash at a price in excess of the liquidation amount of the Securities without the usual transaction costs associated with market sales.

     If any Securities are purchased in the Offer but fewer than all of the Securities are tendered, First USA or BANC ONE may in the future take various actions with respect to the Securities, including, without limitation, the solicitation of consents to modify the terms of the Securities and the purchase of all or part of the remaining Securities by subsequent tender offer, in the open market or by private agreement. Rule 13e-4 under the Exchange Act prohibits First USA and its affiliates from offering to purchase Securities for cash, other than pursuant to the Offer, until at least 10 business days after the Expiration Date or the termination of the Offer. Any possible future offers to purchase Securities for cash will depend on a number of factors, including the results of the Offer, First USA's or BANC ONE's business and financial position and general economic and market conditions.

     2. Amount of Securities. First USA will, upon the terms and subject to the conditions of the Offer, purchase any and all of the outstanding Securities that are validly tendered and not withdrawn on or prior to the Expiration Date. Series A Capital Securities must be tendered in denominations of $100,000 liquidation amount, or in an integral multiple of $1,000 in excess of such amount, and Series B Capital Securities must be tendered in denominations of $1,000 liquidation amount, or in an integral multiple of $1,000. The term 'Expiration Date' means 9:00 a.m., New York City time, on Monday, June 30, 1997, unless and until First USA, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by First USA, shall expire. First USA expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance, however, that First USA will exercise its right to extend the Offer. For a description of First USA's right to extend the period of time during which the Offer is open and to terminate, delay or amend the Offer, see Section 14. See also Section 6.

     If First USA makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the

Offer, First USA will extend the Offer to the extent required by applicable law. If a material change occurs in the Offer, First USA shall make prompt disclosure of that change in a manner reasonably calculated to inform Holders of such change.

     3. Procedures for Tendering Securities. To tender Securities pursuant to the Offer, either:

          (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Securities to be tendered must be received by the Depositary at one of such addresses, (ii) such Securities must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary (a 'Book-Entry Confirmation')) or (iii) an electronic transmission of acceptance causing DTC to transfer Securities to the Depositary in accordance with DTC's Automated Tender Offer Program ('ATOP') procedures must be effected, in each case on or prior to the Expiration Date; or

          (b) the guaranteed delivery procedure described below must be complied with.

     The Depositary will seek to establish accounts with respect to the Securities at DTC and the Philadelphia Depository Trust Company (each, a 'Book-Entry Transfer Facility' and collectively, the 'Book-Entry Transfer Facilities') for purposes of the Offer within two business days after the date of this Offer to Purchase and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Securities by causing each Book-Entry Transfer Facility to transfer such Securities into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of Securities may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Securities, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     The term 'Agent's Message' means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Securities that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that First USA may enforce such agreement against the participant in such Book-Entry Transfer Facility.


     The Depositary and DTC have confirmed that the Offer is eligible for ATOP. Accordingly, DTC participants may electronically tender Securities pursuant to the Offer by causing DTC to transfer Securities to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Depositary.

     Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each participant, an 'Eligible Institution'). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered Holder of the Securities tendered therewith and such registered Holder has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal or (b) such Securities are tendered for exchange for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If a Security is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Security not accepted for purchase or not tendered is to be returned, to a person other than the registered Holder(s), then the Security must be endorsed or accompanied by appropriate security powers, in either case signed exactly as the name(s) of the registered Holder(s) appear on the Security with the signature(s) on such Security or security powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Unless an exemption applies under applicable law and regulations, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a Holder or other payee pursuant to the Offer unless the Holder or other payee provides such Holder's taxpayer identification number (social security number or employer identification number) and certifies that such number is correct. Each Holder tendering Securities (and, if applicable, each other payee) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proven in a manner satisfactory to First USA and the Depositary. See Section 5.

     In certain instances, the Depositary will be required to withhold, and will withhold, 31% (or a reduced rate pursuant to a tax treaty) from the amount payable pursuant to the Offer to a foreign Holder or such Holder's agent. See
Section 5.

     If a Holder desires to tender Securities pursuant to the Offer and such Holder's certificates for Securities are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such Securities may nevertheless be tendered if all of the following conditions are met:


          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by First USA is received by the Depositary (as provided below) on or prior to the Expiration Date; and

          (iii) the certificates for such Securities (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer or ATOP transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SECURITIES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, AND ANY ACCEPTANCE OR AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SECURITIES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance of tenders of any Securities will be determined by First USA, in its sole discretion, which determination shall be final and binding. First USA reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the purchase of Securities that may, in the opinion of First USA's counsel, be unlawful. First USA also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Securities of any particular Holder whether or not similar defects or irregularities are waived in the case of other Holders. None of First USA, the Trust, BANC ONE, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders of Securities or incur any liability for failure to give any such notification. First USA's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Certificates for all Securities not purchased will be returned (or, in the case of Securities delivered by book-entry transfer, such Securities not purchased will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant therein who so delivered such Securities) as soon as practicable after the Expiration Date without expense to the Holder.

     4. Withdrawal Rights. Tenders of Securities pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 31, 1997 unless theretofore purchased as provided in this Offer to Purchase. If First USA extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Securities or is unable to accept for payment or pay for Securities pursuant to the Offer for any reason, then, without prejudice to First USA's rights under the Offer, the Depositary may, on behalf of First USA, retain all Securities tendered, and such Securities may not be withdrawn except as otherwise provided in this Section 4, subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which provide that the person making the offer shall either pay the consideration offered, or return the securities tendered, promptly after the termination or withdrawal of a tender offer.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal, or a properly transmitted Agent's Message through ATOP, must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the persons who tendered the Securities to be withdrawn, the amount of Securities to be withdrawn and the registered owner of the Securities to be withdrawn, if different from the name of the person who tendered the Securities. If Securities to be withdrawn have been delivered to the Depositary by either physical delivery of certificates or book-entry transfer, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Securities tendered by an Eligible Institution) must be surrendered prior to the release of such Securities. In addition, such notice must specify, in the case of Securities tendered by delivery of certificates, the certificate number shown on the particular certificates evidencing the Securities to be withdrawn or, in the case of Securities delivered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Securities. Withdrawals may not be rescinded, and Securities withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Securities may be retendered by again following one of the procedures described in this Section 3 at any time on or prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by First USA, in its sole discretion, which determination shall be final and binding. None of First USA, the Trust, BANC ONE, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

     Questions and requests for assistance may be directed to the Depositary, the Information Agent or the Dealer Manager at their respective addresses and telephone numbers indicated on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related documents should be directed to the Information Agent or the Dealer Manager.

     5. Acceptance for Payment of Securities and Payment of Offer
Consideration. Upon the terms and subject to the conditions of the Offer, First USA will purchase any and all Securities properly tendered and not withdrawn as soon as practicable after the Expiration Date. For purposes of the Offer, First

USA will be deemed to have accepted for payment (and thereby purchased) Securities which are properly tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Securities for payment pursuant to the Offer.

     Until the Securities are accepted for payment by First USA pursuant to the Offer, the Securities will continue to be outstanding and owned of record by tendering Holders.

     Payment for Securities purchased pursuant to the Offer will be made by depositing the aggregate Offer consideration therefor with the Depositary, which will act as agent for Holders that tendered Securities for the purpose of receiving payment from First USA and transmitting payment to such Holders. Notwithstanding any other provision hereof, payment for Securities accepted pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for such Securities (or a Book-Entry Transfer Confirmation), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer or ATOP transfer, an Agent's Message, with any required signature guarantees and any other required documents.

     Securities accepted for purchase by First USA will be purchased at $1,155 per $1,000 liquidation amount (plus accumulated and unpaid distributions up to, but not including, the settlement date). First USA expects the settlement date to be as soon as practicable after the Expiration Date. The settlement date will be the same for all Securities purchased in the Offer, including Securities delivered pursuant to the guaranteed delivery procedures. Except as specifically provided in this Offer to Purchase, under no circumstances will interest be paid on the Offer consideration, regardless of any delay in making such payment. Distributions will cease to accrue on all Securities on the business day prior to the settlement date, including on Securities delivered pursuant to the guaranteed delivery procedures.

     First USA will pay all transfer taxes, if any, payable on the tender of Securities pursuant to the Offer; provided, however, that, if payment of the Offer consideration is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Securities are to be registered in the name of, any person other than the registered Holder, or if certificates tendered are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered Holder or such other person), payable on account of the transfer to such person will be deducted from the Offer consideration unless evidence satisfactory to First USA of the payment of such taxes or exemption therefrom is surrendered. See Instruction 6 of the Letter of Transmittal.

     Under United States federal income tax backup withholding rules, unless an exemption applies, 31% of the gross proceeds payable to a Holder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the Holder or other payee provides such Holder's taxpayer identification number

(employer identification number or social security number) to the Depositary and certifies that such number is correct. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each Holder tendering Securities should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain Holders (including, among others, all corporations and certain foreign persons) are not subject to backup withholding. In order for a foreign person to qualify for an exemption, that Holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Depositary. See Instruction 8 of the Letter of Transmittal. Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the Holder, or refunded if the amounts withheld exceed such liability.

     6. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) First USA's right to extend or amend the Offer at any time in its sole discretion, First USA will not be required to accept for payment, purchase or pay for any tendered Securities, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Securities) the acceptance for payment, purchase of and payment for tendered Securities if the Merger shall not have been consumated prior to the Expiration Date or if at any time on or after June 2, 1997 and before the Expiration Date any of the following shall have occurred (or shall have been determined by First USA in its reasonable discretion to have occurred):

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal, domestic or foreign, which challenges the making of the Offer, the purchase of some or all of the Securities pursuant to the Offer or otherwise relates in any manner to the Offer;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer, or First USA or any of its subsidiaries, by any court or any authority, agency or tribunal, domestic or foreign, which, in First USA's sole judgment, would or might, directly or indirectly:

             (i) make the acceptance for payment of or payment for some or all of the Securities illegal or otherwise restrict or prohibit consummation of the Offer; or

             (ii) delay or restrict the ability of First USA, or render First USA unable, to accept for payment or pay for some or all of the Securities; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities quoted on any national securities exchange or on the Nasdaq; (ii) commencement or escalation of a war, armed hostilities or other international or national emergency; (iii)

     a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions;

and, in the reasonable judgment of First USA, in any such case and regardless of the circumstances (including any action or inaction by First USA) giving rise to such condition, such event makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase or payment.

     The foregoing conditions are for the sole benefit of First USA, and may be asserted by First USA regardless of the circumstances (including any action or inaction by First USA) giving rise to any such condition, and any such condition may be waived by First USA, in whole or in part, at any time and from time to time in its sole discretion. First USA's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by First USA concerning the events described above will be final and binding on all parties.

     7. Price Range of the Securities and Dividends. Currently, the Series A Capital Securities are not regularly traded in an established market. Series A Capital Securities may be traded by qualified institutional buyers and accredited investors in the over-the-counter market. Until the Exchange Offer is consummated, no Series B Capital Securities will be issued and outstanding. Accordingly, there is currently no market for the Series B Capital Securities.

     Because the Series A Capital Securities are traded only over-the-counter and there is no established trading market for the Series A Capital
Securities, sales prices and trading volume are difficult to determine. Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., the initial purchasers of the Series A Capital Securities (the 'Initial Purchasers'), have acted as market makers with respect to the Series A Capital Securities.

     Although the Initial Purchasers have informed First USA and the Trust that they each intend to make a market in the Series B Capital Securities, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Series B Capital Securities. The Trust and First USA do not intend to apply for listing of the Series B Capital Securities on any securities exchange or for quotation through the Nasdaq.

     Holders of Securities will be entitled to receive cumulative cash distributions from the Trust arising from the payment to the Trust by First USA of interest on the Junior Subordinated Debentures, accruing from December 20, 1996, and payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 1997, at the annual rate of 9.33% of the liquidation amount of $1,000 per Security. First USA will have the right to defer payments of interest on the Junior Subordinated Debentures under certain circumstances.


     8. Effects of the Offer. To the extent that Securities are tendered, accepted for payment and purchased in the Offer, the trading market for Securities that remain outstanding could be even more limited than it is at present or would otherwise be upon consummation of the Exchange Offer. The extent of the market for the Securities and the availability of market quotations would depend upon the number of Holders of the Securities remaining at such time, the interest in maintaining a market in the Securities on the part of securities firms and other factors. There can be no assurance that any trading market for the Securities will exist after completion of the Offer. A security with a smaller outstanding principal amount available for trading (a smaller 'float') may command a lower price than would a comparable security with a greater float. Therefore, the market price for Securities that are not tendered and purchased in the Offer may be affected adversely to the extent that the principal amount of Securities purchased pursuant to the Offer reduces the float. The reduced float may also tend to make the trading price of Securities that are not purchased in the Offer more volatile.

     If any Securities are purchased in the Offer but fewer than all of the Securities are tendered, First USA or BANC ONE may in the future take various actions with respect to the Securities, including, without limitation, the solicitation of consents to modify the terms of the Securities and the purchase of all or part of the remaining Securities by subsequent tender offer, in the open market or by private agreement. Rule 13e-4 under the Exchange Act prohibits First USA and its affiliates from offering to purchase Securities for cash, other than pursuant to the Offer, until at least 10 business days after the Expiration Date or the termination of the Offer. Any possible future offers to purchase Securities for cash will depend on a number of factors, including the results of the Offer, First USA's or BANC ONE's business and financial position and general economic and market conditions.

     9. Source and Amount of Funds. Assuming that all outstanding Securities are purchased pursuant to the Offer, the total amount of funds required by First USA to consummate the Offer, and to pay related fees and expenses, is estimated to be approximately $241.6 million. The funds used to consummate the purchase of Securities pursuant to the Offer are expected to be provided by BANC ONE. BANC ONE plans to obtain the necessary funds through the issuance of commercial paper notes. BANC ONE's commercial paper program involves the private placement of unsecured commercial paper notes with varying maturities of up to 270 days. The commercial paper issuances generally have an effective interest rate approximating the then market rate of interest for commercial paper of similar rating. Currently the weighted average interest rate for BANC ONE commercial paper outstanding is approximately 5.60%. BANC ONE may refinance any commercial paper borrowings used to finance the purchase of Securities pursuant to the Offer through private placements of additional commercial paper, the issuance of term debt securities or through such other financing as BANC ONE may deem appropriate.

     10. Certain Information Concerning First USA and BANC ONE.

  Description of First USA's Business

     First USA, incorporated in 1989, is a Delaware corporation, which, through its wholly owned subsidiary, First USA Bank, is the fourth largest issuer of Visa and MasterCard credit cards in the United States. First USA's majority owned subsidiary, First USA Paymentech, Inc. ('First USA Paymentech'), engages in the credit card industry primarily as a payment processor of merchant bankcard transactions. First USA conducts its business through its wholly owned subsidiary, First USA Financial, Inc. ('First USA Financial'), which is the parent company of First USA Bank and the majority stockholder of First USA Paymentech.

     First USA Federal Savings Bank ('First USA FSB'), a wholly owned subsidiary of First USA Financial, offers additional financial products including mortgages, auto loans, insurance and installment loans. First USA's other business units, conducted through other subsidiary of First USA Financial, provide services that complement First USA Bank's, First USA Paymentech's and First USA FSB's business operation.

     The address of the principal executive office of First USA is 1601 Elm Street, 47th Floor, Dallas, Texas 75201.

     Upon consummation of the Merger, First USA will be merged with and into BANC ONE, with BANC ONE continuing as the surviving corporation and succeeding to all of First USA's rights, obligations and businesses.

  Description of BANC ONE's Business

     BANC ONE is a multi-bank holding company incorporated under the laws of the State of Ohio that, at March 31, 1997, operated approximately 1,500 banking offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. BANC ONE also owns nonbank subsidiaries that engage in credit card and merchant processing, consumer and education finance, mortgage banking, insurance, venture capital, investment and merchant banking, trust, brokerage, investment management, equipment leasing and data processing. The address of the principal executive office of BANC ONE is 100 East Broad Street, Columbus, Ohio 43271 and its telephone number is (614) 248-5944.

  Summary Financial Information

     The following tables present summary financial data for each of First USA and BANC ONE on an historical basis.

     The summary selected historical financial data for First USA for each of the three years ended June 30, 1996 is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of First USA, included in First USA's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, as amended by Amendment No. 1 on Form 10-K/A (as amended, the 'First USA 10-K'), filed April 24, 1997, which are incorporated by reference herein and may be obtained in the manner described in Section 16. The summary selected historical financial data for First USA for the periods ended March 31, 1997 and 1996 is unaudited and should be read in conjunction with First USA's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 (the 'First USA 10-Q'), which is incorporated by reference herein and may be obtained in the manner described in Section 16.

     The summary selected historical financial data for BANC ONE for each of the three years ended December 31, 1996 is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of BANC ONE included in BANC ONE's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Amendment No. 1 on Form 10-K/A, filed March 21, 1997 (as amended, the 'BANC ONE 10-K'), which is incorporated by reference herein and may be obtained in the manner described in Section 16. The summary selected historical financial data for BANC ONE for the periods ended March 31, 1997 and 1996 is unaudited and should be read in conjunction with BANC ONE's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 (the 'BANC ONE 10-Q'), which is incorporated by reference herein and may be obtained in the manner described in
Section 16. Results of First USA and BANC ONE for less than a full financial year are not necessarily indicative of results expected for the entire year.

            SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF FIRST USA

                                                              NINE MONTHS ENDED
                                                                  MARCH 31,                     YEAR ENDED JUNE 30,
                                                          -------------------------    --------------------------------------
                                                             1997           1996          1996          1995          1994
                                                          -----------    ----------    ----------    ----------    ----------
                                                                 (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total interest income and other income.................   $ 1,479,664    $1,234,072    $1,633,742    $1,192,059    $  815,760
Income from continuing operations......................       167,312       198,961       246,736       178,422       150,934
Income from continuing operations per common share.....          1.22          1.49          1.84          1.36          1.23
Historical cash dividends declared per common share....         0.165          0.09          0.12          0.06          0.04
Total assets (end of period)...........................    10,225,654     7,703,034     7,708,501     6,379,116     5,573,767
Long-term borrowings (end of period)...................     1,783,516     1,142,496     1,230,637     1,087,299       918,526
Total stockholders' equity (end of period).............     1,306,907     1,050,131     1,113,880       764,815       574,547
Income per common share before extraordinary income....          1.22          1.49          1.84          1.36          1.23
Extraordinary items....................................            --            --            --            --         (0.09)
Net income per common share............................          1.22          1.49          1.84          1.36          1.14
Net income per share on a fully diluted basis..........          1.21          1.49          1.84          1.35          1.14
Ratio of earnings to fixed charges including
  interest-bearing deposits............................          1.79x         2.04x         1.98x         1.91x         2.17x
Book value per share...................................          9.82          8.11          8.53          6.02          4.60

     First USA adopted Statement of Financial Accounting Standards ('SFAS') No. 125, 'Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,' for all securitization transactions occuring subsequent to December 31, 1996, including transfers of receivables pursuant to existing securitization structures that occurred after December 31, 1996. Because First

USA restated its financial statements as discussed below, and therefore has recorded gains on securitization transactions as a result of the restatement, the adoption of SFAS No. 125 had no material effect on First USA's consolidated financial statement as of and for the three months ended March 31, 1997. However, by restating its financial statements and recording gains on securitization transactions in prior periods, First USA's net income for the quarter ended March 31, 1997 was less than it would otherwise have been due to a reduction in the one-time effect of adopting SFAS No. 125 of $53 million after-tax, or $0.38 per share. In addition, First USA anticipates that the restatements will reduce net income from what it would otherwise have been by approximately $176 million, or $1.28 per share, for the 12 months ending December 31, 1997 because earnings expected to be recognized in the 12-month period ending December 31, 1997 have been recognized in the restatement of prior periods' results in accordance with the corrected accounting policy. This non-cash earnings reduction is limited to calendar 1997 and should not have an adverse effect on subsequent periods.

                              RECENT DEVELOPMENTS

     On April 24, 1997, First USA announced that it had restated its financial statements to properly reflect two items. Prior to the restatement, First USA had not recorded gains on securitization transactions consistent with its belief and common industry assumption that such gains would not be significant due to the relatively short life of the outstanding balances and the narrow spread between the account yield and the sum of the cost of servicing these accounts and investor yield on the securitizations. As a result of a more detailed analysis of gains on all securitizations of credit card receivable balances in connection with the preparation for the adoption of SFAS No. 125, which is effective January 1, 1997, First USA restated its financial statements to recognize gains in prior periods.

     In addition, First USA, prior to the restatement, had been deferring the costs to solicit new accounts. These costs were deferred and matched with the future revenues from these new accounts over a 12-month period. The average life of these new accounts, including all annual renewals, is expected to be seven years. During the course of a review of First USA's accounting policies in connection with the Merger, First USA learned that, while its deferred costs were paid to independent third parties, these costs were not eligible for deferral, and that its accounting policy regarding such solicitation costs did not conform with the accounting policy of BANC ONE. As a result, First USA restated its financial statements to expense these costs in the period such costs were incurred.

     The restatement of the financial statements did not affect First USA's net cash flows, liquidity or regulatory capital compliance, nor did the restatement have an effect on First USA's fiscal year 1996 and 1995 net income. The restatement did, however, have an effect on previously reported quarterly results of the 1996 and 1995 fiscal years and increased fiscal year 1994 earnings. The summary financial data set forth herein have been adjusted to reflect the restatement of First USA's financial statements.

     On April 24, 1997, First USA filed with the Commission Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended June 30, 1996, Amendment No. 1 on Form 10-Q/A to its Quarterly Report on Form 10-Q for

the period ended September 30, 1996 and Amendment No. 1 on Form 10-Q/A to its Quarterly Report on Form 10-Q for the period ended December 31, 1996 to reflect the restatement of its financial statements. Each such Amendment is incorporated herein by reference and may be obtained in the manner described in Section 16.

     On April 23, 1997, in connection with the restatement of financial statements of First USA, BANC ONE and First USA agreed to amend the Merger Agreement to provide, among other things, that BANC ONE would not assert such restatement (or certain related effects) as a basis for terminating the Merger Agreement.

            SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF BANC ONE

                                                          FOR THE THREE MONTHS ENDED
                                                                  MARCH 31,                     YEAR ENDED DECEMBER 31,
                                                          --------------------------   ------------------------------------------
                                                              1997          1996           1996           1995           1994
                                                          ------------   -----------   ------------    -----------    -----------
                                                                 (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total interest income and other income.................   $  2,709,584   $ 2,487,557   $ 10,272,356    $ 8,970,888    $ 7,777,941
Income from continuing operations......................        370,665       345,881      1,426,533      1,277,863      1,005,109
Income from continuing operations per common share.....           0.86          0.77           3.23           2.91           2.20
Historical cash dividends per common share.............           0.38          0.34           1.36           1.24           1.13
Total assets (end of period)...........................    101,587,905    95,708,182    101,848,087     90,453,963     88,922,586
Long-term borrowings...................................      4,905,539     3,010,097      4,189,513      2,720,373      1,866,448
Total stockholders' equity.............................      8,397,525     8,430,083      8,646,960      8,197,478      7,564,860
Net income per common share............................           0.86           .77           3.23           2.91           2.20
Net income per share on a fully diluted basis..........   $       0.85   $      0.76   $       3.19    $      2.88    $      2.20
Ratio of earnings to fixed charges.....................           1.66x         1.64x          1.65x          1.63x          1.66x
Book value per share...................................   $      19.54   $     18.80   $      19.75    $     18.58    $     16.75

  Unaudited Pro Forma Condensed Combined Financial Information

     The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact on the historical financial position and results of operations of BANC ONE of the Merger under the 'pooling of interests' method of accounting. The unaudited pro forma condensed combined financial information combines the historical financial information of BANC ONE for the fiscal years ended December 31, 1996, 1995 and 1994 with the historical financial information of First USA for the twelve-month periods ended December 31, 1996, 1995 and 1994, respectively, as amended, in the case of First USA, by Amendment No. 1 on Form 10-K/A to First USA's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

     The unaudited pro forma condensed combined financial information for each of the three years ended December 31, 1996, 1995 and 1994 is based on and derived from, and should be read in conjunction with, (a) the historical consolidated financial statements and the related notes thereto of BANC ONE, which are incorporated by reference herein and may be obtained in the manner described in Section 16, and (b) the historical consolidated financial statements and the related notes thereto of First USA, as amended, in the case of First USA, by Amendment No. 1 on Form 10-K/A to First USA's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended

September 30, 1996 and Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, which are incorporated by reference herein and may be obtained in the manner described in
Section 16. Certain pro forma adjustments have been made to the condensed combined financial information to conform significant accounting policy differences identified by BANC ONE and First USA.

                     BANC ONE CORPORATION AND SUBSIDIARIES

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AT DECEMBER 31, 1996
                                  (UNAUDITED)

                                                            BANC ONE       FIRST USA     ADJUSTMENTS        PRO FORMA
                                                          ------------    -----------    -----------       ------------
                                                                             (DOLLARS IN THOUSANDS)
Assets:
  Cash and due from banks..............................   $  6,350,803    $   173,626                      $  6,524,429
  Short-term investments and interest bearing deposits
    in other banks.....................................        348,717        332,673                           681,390
  Loans held for sale..................................      1,473,756                                        1,473,756
  Securities held to maturity..........................        887,431      3,608,418    $(3,608,418)(b)        887,431
  Securities available for sale........................     14,635,199                     3,611,310 (b)     18,246,509
  Loans & leases.......................................     74,193,936      5,195,859                        79,389,795
    Less reserve.......................................     (1,075,092)      (122,587)                       (1,197,679)
  Bank premises and equipment, net.....................      1,673,384        113,322                         1,786,706
  Intangibles..........................................        692,485         42,830                           735,315
  Other assets.........................................      2,667,468        934,438                         3,601,906
                                                          ------------    -----------    -----------       ------------
      Total assets.....................................   $101,848,087    $10,278,579    $     2,892       $112,129,558
                                                          ------------    -----------    -----------       ------------
                                                          ------------    -----------    -----------       ------------
Liabilities:
  Deposits:
    Demand--non-interest bearing.......................   $ 16,195,105                                     $ 16,195,105
    Interest bearing...................................     56,178,022    $ 1,705,124                        57,883,146
                                                          ------------    -----------                      ------------
      Total deposits...................................     72,373,127      1,705,124                        74,078,251
  Short-term borrowings................................     14,105,576      4,914,685                        19,020,261
  Long-term borrowings.................................      4,189,513      1,743,448                         5,932,961
  Other liabilities....................................      2,532,911        436,972    $     1,012 (b)      2,970,895
                                                          ------------    -----------    -----------       ------------
Total liabilities......................................     93,201,127      8,800,229          1,012        102,002,368

Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely
  subordinated debentures..............................                       200,000                           200,000
Preferred stock........................................        207,016             58            (58)(a)        207,016
Common stock...........................................      2,165,466          1,231        771,870 (a)      2,938,567
Capital in excess of aggregate stated value of common
  stock................................................      4,453,330        608,629       (771,812)(a)      4,290,147
Retained earnings......................................      2,013,930        668,432                         2,682,362
Net unrealized holding gains on securities available
  for sale, net of tax.................................         20,286                         1,880 (b)         22,166
Treasury shares........................................       (213,068)                                        (213,068)
                                                          ------------    -----------    -----------       ------------
Total stockholders' equity.............................      8,646,960      1,278,350          1,880          9,927,190
                                                          ------------    -----------    -----------       ------------
Total liabilities and stockholders' equity.............   $101,848,087    $10,278,579    $     2,892       $112,129,558
                                                          ------------    -----------    -----------       ------------
                                                          ------------    -----------    -----------       ------------

------------------
(a) The pro forma amount (including the conversion of First USA's 6 1/4% Convertible Preferred Stock which occurred on May 20, 1997) assumes 154,620,189 shares of BANC ONE common stock are issued in the Merger, based on the exchange ratio of 1.1659 shares of BANC ONE common stock for each share of First USA common stock outstanding as of December 31, 1996. The actual number of shares of BANC ONE common stock to be issued will be determined at the time the Merger is consummated.

(b) To transfer securities from securities held to maturity to securities available for sale and related tax effect, consistent with BANC ONE's interest rate risk position under its asset-liability management policy.

 See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

                     BANC ONE CORPORATION AND SUBSIDIARIES

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                 YEAR ENDED DECEMBER 31, 1996 FOR BANC ONE AND
           TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1996 FOR FIRST USA

                                                           BANC ONE       FIRST USA      PRO FORMA
                                                          -----------    -----------    -----------
                                                                   (DOLLARS IN THOUSANDS,
                                                                   EXCEPT PER SHARE DATA)
Interest income........................................   $ 8,044,852    $   564,626    $ 8,609,478
Interest expense.......................................    (3,189,398)      (407,586)    (3,596,984)
                                                          -----------    -----------    -----------
Net interest income....................................     4,855,454        157,040      5,012,494
Provision for loan and lease losses....................      (788,087)      (154,627)      (942,714)
                                                          -----------    -----------    -----------
Net interest income after provision for loan and lease
  losses...............................................     4,067,367          2,413      4,069,780
Other income...........................................     2,227,504      1,309,936      3,537,440
Other expenses.........................................    (4,184,159)      (878,822)    (5,062,981)
                                                          -----------    -----------    -----------
Income before income taxes.............................     2,110,712        433,527      2,544,239
Income taxes...........................................      (684,179)      (157,195)      (841,374)
                                                          -----------    -----------    -----------
Income from continuing operations before distributions
  on preferred securities of subsidiary trust..........     1,426,533        276,332      1,702,865
Distributions on preferred securities of subsidiary
  trust, net of taxes..................................                         (370)          (370)
                                                          -----------    -----------    -----------
Income from continuing operations......................   $ 1,426,533    $   275,962    $ 1,702,495
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------
Income from continuing operations per common share(a)..   $      3.23                   $      2.83
                                                          -----------                   -----------
                                                          -----------                   -----------
Weighted average common shares outstanding (000).......       436,927                       594,848
                                                          -----------                   -----------
                                                          -----------                   -----------

------------------
(a) The calculation of income from continuing operations per common share for the pro forma financial statements uses the weighted average number of outstanding shares of BANC ONE common stock and First USA common stock, adjusted to equivalent shares of BANC ONE common stock.

 See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

                     BANC ONE CORPORATION AND SUBSIDIARIES

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                 YEAR ENDED DECEMBER 31, 1995 FOR BANC ONE AND
           TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1995 FOR FIRST USA

                                                           BANC ONE      FIRST USA     PRO FORMA
                                                          -----------    ---------    -----------
                                                                  (DOLLARS IN THOUSANDS,
                                                                  EXCEPT PER SHARE DATA)
Interest income........................................   $ 7,100,918    $ 464,408    $ 7,565,326
Interest expense.......................................    (2,971,468)    (365,286)    (3,336,754)
                                                          -----------    ---------    -----------
Net interest income....................................     4,129,450       99,122      4,228,572
Provision for loan and lease losses....................      (457,499)     (68,638)      (526,137)
                                                          -----------    ---------    -----------
Net interest income after provision for loan and lease
  losses...............................................     3,671,951       30,484      3,702,435
Other income...........................................     1,869,970      963,886      2,833,856
Other expenses.........................................    (3,631,639)    (700,539)    (4,332,178)
                                                          -----------    ---------    -----------
Income before income taxes.............................     1,910,282      293,831      2,204,113
                                                                         ---------
Income taxes...........................................      (632,419)    (108,620)      (741,039)
                                                          -----------    ---------    -----------
Income from continuing operations......................   $ 1,277,863    $ 185,211    $ 1,463,074
                                                          -----------    ---------    -----------
                                                          -----------    ---------    -----------
Income from continuing operations per common
  share (a)............................................   $      2.91                 $      2.46
                                                          -----------                 -----------
                                                          -----------                 -----------
Weighted average common shares outstanding (000).......       433,323                     587,781
                                                          -----------                 -----------
                                                          -----------                 -----------

------------------
(a) The calculation of income from continuing operations per common share for the pro forma financial statements uses the weighted average number of outstanding shares of BANC ONE common stock and First USA common stock, adjusted to equivalent shares of BANC ONE common stock.

 See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

                     BANC ONE CORPORATION AND SUBSIDIARIES

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                 YEAR ENDED DECEMBER 31, 1994 FOR BANC ONE AND
           TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1994 FOR FIRST USA

                                                           BANC ONE     FIRST USA      PRO FORMA
                                                          ----------    ----------    ------------
                                                                  (DOLLARS IN THOUSANDS,
                                                                  EXCEPT PER SHARE DATA)
Interest income........................................   $6,448,416    $  426,555    $  6,874,971
Interest expense.......................................   (2,248,841)     (249,942)     (2,498,783)
                                                          ----------    ----------    ------------
Net interest income....................................    4,199,575       176,613       4,376,188
Provision for loan and lease losses....................     (242,269)      (49,954)       (292,223)
                                                          ----------    ----------    ------------
Net interest income after provision for loan and lease
  losses...............................................    3,957,306       126,659       4,083,965
Other income...........................................    1,329,525       573,120       1,902,645
Other expenses.........................................   (3,767,979)     (401,512)     (4,169,491)
                                                          ----------    ----------    ------------
Income before income taxes.............................    1,518,852       298,267       1,817,119
Income taxes...........................................     (513,743)     (108,946)       (622,689)
                                                          ----------    ----------    ------------
Income from continuing operations......................   $1,005,109    $  189,321    $  1,194,430
                                                          ----------    ----------    ------------
                                                          ----------    ----------    ------------
Income from continuing operations per common
  share(a).............................................   $     2.20                  $       1.96
                                                          ----------                  ------------
                                                          ----------                  ------------
Weighted average common shares outstanding (000).......      448,118                       601,548
                                                          ----------                  ------------
                                                          ----------                  ------------

------------------
(a) The calculation of income from continuing operations per common share for the pro forma financial statements uses the weighted average number of outstanding shares of BANC ONE common stock and First USA common stock, adjusted to equivalent shares of BANC ONE common stock.

 See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

                        NOTES TO THE UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1. BASIS OF PRESENTATION

     The unaudited pro forma condensed combined financial information reflects the Merger using the 'pooling of interests' method of accounting. The unaudited Pro Forma Condensed Combined Balance Sheet assumes that the Merger was consummated on December 31, 1996.

     BANC ONE has a fiscal year ending December 31 and First USA has a fiscal year ending June 30. Accordingly, the unaudited Pro Forma Condensed Combined Statements of Income combine BANC ONE's historical results for the fiscal years ended December 31, 1996, 1995 and 1994 with First USA's historical results for the twelve-month periods ended December 31, 1996, 1995 and 1994, respectively, giving effect to the Merger as if it had occurred on January 1, 1994.

     Certain pro forma adjustments have been made to these condensed combined financial statements to conform significant accounting policy differences identified by BANC ONE and First USA.

NOTE 2. MERGER-RELATED EFFECTS

     The pro forma data does not, given the operational overlap of credit card operations between BANC ONE and First USA, reflect the incurrence of certain costs relating to or resulting from the Merger. Such costs are expected to result in an estimated charge to earnings of $150 million; however, the actual costs could be substantially greater. Furthermore, the pro forma data does not reflect any benefits from potential cost savings or synergies expected to be achieved following the Merger.

NOTE 3. ADDITIONAL TRANSACTION

     The pro forma financial data does not give effect to the June 1, 1997 acquisition of Liberty Bancorp, Inc., an Oklahoma corporation, as the acquisition is not material to BANC ONE individually or in the aggregate since it represents less than 3% of BANC ONE's consolidated assets as of December 31, 1996.

NOTE 4. DELINQUENT LOAN CHARGE-OFF

     The pro forma data does not reflect adjustments to conform BANC ONE's and First USA's delinquent loan charge-off policies. BANC ONE's policy is to charge-off credit card and certain consumer finance loans delinquent greater than 180 days while First USA's policy is to charge-off loans delinquent greater than 209 days. Consideration is being given as to which policy is most appropriate. Such change will impact accounting for both the on-balance-sheet portfolios and securitized portfolios. Delinquent loans included in the managed portfolio greater than 180 days but less than 210 days for BANC ONE (all of which have been charged-off) were approximately $56 million, $32 million and $19 million at December 31, 1996, 1995, and 1994, respectively. Delinquent loans included in the managed portfolio greater than 180 days but less than 210 days for First USA were approximately $97 million, $49 million and $20 million at December 31, 1996, 1995, and 1994, respectively.

     11. Transactions and Arrangements Concerning the Securities. Except as described in this Offer to Purchase, none of First USA, or, to First USA's knowledge, any of its executive officers or directors, or the Trust or, to the Trust's knowledge, its trustees, or BANC ONE or, to BANC ONE's knowledge, any of the persons listed in Schedule I hereto, any associate or subsidiary of any of the foregoing or any executive officer or director of any such subsidiary has effected any transaction in respect of the Securities during the past 40 business days. Except as set forth in this Offer to Purchase, none of First USA, or, to First USA's knowledge, any of its executive officers or directors, or the Trust or, to the Trust's knowledge, its trustees, or BANC ONE or, to BANC ONE's knowledge, any of the persons listed on Schedule I hereto is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer with any other person or with respect to any securities of First USA. Except as set forth in this Offer to Purchase, none of First USA, or, to First USA's knowledge, any of its executive officers or directors, or the Trust or, to the Trust's knowledge, its trustees, or BANC ONE or, to BANC ONE's knowledge, any of the persons listed on Schedule I hereto or any of BANC ONE's affiliates has current plans or proposals which relate to or would result in any extraordinary corporate transaction involving First USA or any of its subsidiaries, such as the acquisition or disposition of securities of First USA, a merger, reorganization, liquidation or the sale or transfer of a material amount of assets (although First USA from time to time may consider various acquisition or divestiture opportunities), any change in its current Board of Directors or management, any material change in the present dividend rate or policy, indebtedness or capitalization, any material change in its business or corporate structure, any material change in its certificate of incorporation or by-laws, causing a class of its equity securities to become delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, causing a class of its equity securities to become eligible for termination of registration pursuant to the Exchange Act, the suspension of First USA's obligation to file reports pursuant to Section 13 or 15(d) of the Exchange Act, or any actions similar to any of the foregoing.

     12. Certain Legal Matters; Regulatory Approvals. First USA is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its purchase of Securities pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for First USA's purchase of Securities pursuant to the Offer. Should any such approval or other action be required, First USA currently contemplates that it will seek such approval or other action. First USA cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Securities, tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to First USA's business. First USA's obligations under the Offer are subject to certain conditions. See Section 6.

     13. Certain Federal Income Tax Consequences. The following is a general summary of certain United States federal income tax considerations generally applicable to the Offer under current law. The general summary set forth below is based upon current laws, regulations, rulings and judicial decisions, all of which are subject to change, possibly with retroactive effect. The discussion below does not address all aspects of United States federal income taxation that may be relevant to particular Holders in the context of their specific investment circumstances or certain types of Holders subject to special treatment under such laws (e.g., financial institutions and tax-exempt organizations). In addition, the discussion does not address any aspect of state, local or foreign taxation. For purpose of this discussion, a 'U.S. Holder' is a holder of Securities who or which is (i) a citizen or individual resident of the United States for federal income tax purposes, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includable in its gross income for federal income tax purposes without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States trustees have the authority to control all substantial decisions of the trust.

     EACH HOLDER SHOULD CONSULT WITH SUCH HOLDER'S TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE TENDER OF SECURITIES PURSUANT TO THE OFFER AND ANY CHANGES IN APPLICABLE TAX LAWS SUBSEQUENT TO THE DATE HEREOF AND ANY PROPOSED LEGISLATION.

     In general, a U.S. Holder will recognize gain or loss on the sale of a Security to First USA pursuant to the Offer in an amount equal to the difference, if any, between its adjusted tax basis in the Security and the cash received by the U.S. Holder upon such sale (other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income). A U.S. Holder's adjusted tax basis in the Security generally will be the amount paid by such U.S. Holder for the Security (and, in the case of a Series B Capital Security received in the Exchange Offer, generally would be the amount paid by such U.S. Holder for the Series A Capital Security exchanged therefor). Subject to the 'market discount' rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period for the Security (which, in the case of Series B Capital Security received in the Exchange Offer, would include the holding period of the Series A Capital Security exchanged therefor) exceeds one year at the time of sale.

     A U.S. Holder (other than a U.S. Holder who made the election described below) who purchased a Security with 'market discount' (generally defined as the amount by which the stated redemption price at maturity of the Security exceeds the U.S. Holder's purchase price) will be required to treat any gain recognized on the sale of the Security (including a Series B Capital Security received in the Exchange Offer in exchange for a Series A Capital Security with market discount) pursuant to the Offer as ordinary income to the extent of the market discount that accrued during the holding period of such Security (which, in the case of Series B Capital Security received in the Exchange Offer, would include the holding period of the Series A Capital Security exchanged therefor). A U.S. Holder who has elected under applicable provisions of the Internal Revenue Code of 1986, as amended, to include market discount in income as such discount accrues will not, however, be required to treat any gain recognized as ordinary income under these rules. Each U.S. Holder should consult its tax advisor with respect to the possible application of the market discount rules to such U.S. Holder.

     For purposes of this paragraph, a 'Foreign Holder' is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for United States federal income tax purposes. Under present United States federal income tax laws, (i) payments by the Trust or any of its paying agents to any Holder of a Security who or which is a Foreign Holder will not be subject to United States federal withholding tax; provided that, (a) the beneficial owner of the Security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of First USA entitled to vote, (b) the beneficial owner of the Security is not a controlled foreign corporation that is related to First USA through stock ownership, and (c) either (A) the beneficial owner of the Security certifies to the Trust or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a 'Financial Institution'), and holds the Security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institutional between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof, and (ii) a Foreign Holder of a Security will not be subject to United States federal withholding tax on any gain realized upon the sale of a Security. Alternatively, a Foreign Holder may claim a reduced rate or exemption from withholding on the grounds that such proceeds paid pursuant to the Offer are eligible for a reduced withholding rate or are exempt under a tax treaty, or are exempt because such proceeds are effectively connected with the conduct of a trade or business within the United States, by delivering to the Depositary a properly executed statement claiming such reduced rate or exemption. Such statements can be obtained from the Depositary. See Instruction 8 of the Letter of Transmittal. A Foreign Holder may be eligible to file for a refund of such tax or a portion of such tax if such Foreign Holder is entitled to a reduced rate of withholding and First USA withheld at a higher rate. Foreign Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

     Proceeds from the sale of the Securities may be subject to a 'backup' withholding tax of 31 percent unless the Holder complies with certain identification requirements. See Section 5.

     14. Extensions; Termination; Amendments. First USA expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by First USA to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Securities by giving oral or written notice of such extension to the Depositary. During any such extension, all Securities previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Securities may be withdrawn as set forth in Section 4. First USA also expressly reserves the right, in its sole discretion, to terminate the Offer and not purchase any Securities not theretofore purchased in the event that the Merger Agreement is terminated or upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination to the Depositary and making a public announcement thereof. Any delay by First USA of the payment for the Securities which it has purchased is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which requires that First USA must pay the consideration offered or return the tendered Securities promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, First USA further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by First USA to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer upon purchase of Securities or by decreasing the number of Securities being sought in the Offer). Any extension, termination or amendment to the Offer will be followed by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Holders in a manner reasonably designed to inform Holders of such change. Without limiting the manner in which First USA may choose to make a public announcement, except as required by applicable law, First USA shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If First USA materially changes the terms of the Offer or the information concerning the Offer, First USA will extend the Offer to the extent required by applicable law. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of Securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that, as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. If (i) First USA increases or decreases the consideration offered for the Securities or First USA decreases the number of Securities being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

     15. Fees and Expenses. Merrill Lynch is acting as Dealer Manager for First USA in connection with the Offer. The Dealer Manager will receive a fee of $500,000 for acting as Dealer Manager (assuming all Securities are tendered pursuant to the Offer), will be reimbursed by First USA for its reasonable out-of-pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. The Dealer Manager has provided, and continues to provide investment banking and other financial advisory services to First USA and BANC ONE and certain of their subsidiaries.

     The Depositary and the Information Agent will each receive reasonable and customary compensation for their services in connection with the Offer, will also be reimbursed for certain out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. None of the Dealer Manager, the Depositary or the Information Agent has been retained to make solicitations or recommendations in connection with the Offer.

     First USA will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than fees to the Dealer Manager) for soliciting the tender of Securities pursuant to the Offer. First USA will, however, on request, reimburse such person for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as First USA's agent for purposes of this Offer. First USA will pay (or cause to be paid) any transfer taxes on the purchase of Securities pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal. Other than as described above, no fees will be paid to brokers, dealers or others by First USA in connection with the Offer.

     16. Miscellaneous. The First USA 10-K, the First USA 10-Q, the BANC ONE 10-K and the BANC ONE 10-Q have been filed with the Commission. Written requests for such documents should be addressed to: Corporate Affairs and Investor Relations, First USA, Inc., 1601 Elm Street, Dallas, Texas 75201, or by telephone to Corporate Affairs and Investor Relations, at (214) 849-2000, in the case of documents filed by First USA; or Investor Relations, OH1-0252, BANC ONE CORPORATION, 100 East Broad Street, Columbus, Ohio 43271-0251 or by telephone to Investor Relations, at (614) 248-6889, in the case of documents filed by BANC ONE.

     First USA and BANC ONE are each subject to the informational requirements of the Exchange Act, and in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov.). In addition, such reports, proxy statements and other information concerning First USA and BANC ONE can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange certain securities of First USA and BANC ONE are listed. First USA and the Trust have filed a Schedule 13E-4 with the Commission with respect to the Offer. The information required to be disseminated to Holders pursuant to Rule 13e-4 is contained in this Offer to Purchase. These documents contain additional information with respect to the

Offer. The Schedule 13E-4 and certain amendments thereto may be examined and copies may be obtained at the same places and in the same manner as set forth above (except that such Schedules may not be available in the regional offices of the Commission).

     First USA is not aware of any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that First USA becomes aware that the making of the Offer in any given jurisdiction would not be in compliance with applicable law, First USA will make a good faith effort to comply with such law. If, after such good faith effort, First USA cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) Holders residing in such jurisdiction. The Offer is not being made to, nor will tenders be accepted from, or on behalf of, Holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

                                       FIRST USA, INC.

June 2, 1997

                                                                      SCHEDULE I

                   INFORMATION CONCERNING THE DIRECTORS AND
                        EXECUTIVE OFFICERS OF BANC ONE

     Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of BANC ONE. Unless otherwise indicated, each person identified below is employed by BANC ONE and their principal business address is BANC ONE CORPORATION, 100 East Broad Street, Columbus, OH 43271. Directors are identified by an asterisk. Each such person is a citizen of the United States. Each of BANC ONE's executive officers, with the exception of Messrs. Griffin, Lehmann, Steinhart, Stevens and Winkler, have been employed by BANC ONE in various capacities during the past five years.

NAME AND PRINCIPAL                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
BUSINESS ADDRESS                        AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------- ------------------------------------------------
Joseph D. Barnette, Jr. ....... Chairman and Chief Executive Officer of Banc One
111 Monument Circle             Indiana Corporation. Joined BANC ONE in 1987.
Indianapolis, IN 46277

Steven A. Bennett.............. Senior Vice President and General Counsel.
                                Joined BANC ONE in 1989.

William P. Boardman............ Senior Executive Vice President. Joined BANC ONE
                                in 1984.

A. William Crowley, Jr......... Senior Vice President and Chief Credit Officer
                                of BANC ONE since January, 1997. Joined BANC ONE in 1991.

Frederick L. Cullen ........... President and Chief Operating Officer of Banc
                                One Ohio Corporation. Joined BANC ONE in 1988.

Bennett Dorrance* ............. Director since 1996. Private investor and
4201 N. 24th St., Suite 120     Chairman and Managing Director of DMB
Phoenix, AZ 85016               Associates, Phoenix, Arizona (real estate
                                investment and development). Mr. Dorrance serves as Vice Chairman of Campbell Soup Company, Inc.
                                and is a Director of UDC Homes, Inc.

Bobby L. Doxey................. Senior Vice President and Controller of BANC ONE
                                since May 1996. From March 1990 to May 1996, Mr. Doxey served as Chief Financial Officer of Bank One, Texas, N.A.

Charles E. Exley, Jr.* ........ Director since 1992. Corporate Director.
2350 Kettering Tower            Chairman and Chief Executive Officer, NCR
Dayton, OH 45423                Corporation (manufacturing and sales of
                                computers and related products), January 1988 to September 1991; prior thereto, President of NCR
                                Corporation. Mr. Exley is a Director of Merck &
                                Co., Inc.

E. Gordon Gee* ................ Director since 1990. President, The Ohio State
205 Bricker Hall                University, September 1990 to present; prior
190 N. Oval Dr.                 thereto, President of the University of Colorado
Columbus, OH 43210              (1985-90) and of the University of West Virginia
                                (1981-85). Dr. Gee serves as a Director of Abercrombie & Fitch, Inc., ASARCO, Inc.,
                                Columbia Gas of Ohio, Glichmer Realty Trust,
                                Intimate Brands, Inc. and The Limited, Inc.

Roman J. Gerber................ Executive Vice President and Secretary. Joined
                                BANC ONE in 1966.

G. Lee Griffin ................ Chairman and Chief Executive Officer of Banc
451 Florida St.                 One, Louisiana Corporation and Chairman,
Baton Rouge, LA 70801           President and Chief Executive Officer of Bank
                                One, Louisiana, N.A. since January 1996. Prior to the acquisition of Premier Bancorp, Inc. by BANC ONE in January 1996, Mr. Griffin served as
                                Chairman and Chief Executive Officer of Premier
                                Bancorp, Inc. (now Banc One Louisiana
                                Corporation) and Chairman, President and Chief
                                Executive Officer of Premier Bank, N.A. (now
                                Bank One, Louisiana, N.A.)

                                     S-I-1

NAME AND PRINCIPAL                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
BUSINESS ADDRESS                        AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------- ------------------------------------------------
John R. Hall* ................. Director since 1987. Retired Chairman and Chief
500 Diedrich Blvd.              Executive Officer, Ashland, Inc. (oil refiner,
Russell, KY 41169               manufacturer of chemicals). Mr. Hall served as
                                Chairman and Chief Executive Officer of Ashland,
                                Inc. from January 1992 to October, 1996. Mr.
                                Hall serves as a Director of Reynolds Metal
                                Company, Humana Inc., CSX Corporation and UCAR
                                International, Inc.

Richard D. Headley............. Chairman and Chief Executive Officer of Banc One
                                Services Corporation. Joined BANC ONE in 1975.

Thomas E. Hoaglin.............. Chairman and Chief Executive Officer of Banc One
                                Ohio Corporation and Chairman--Project One.
                                Joined BANC ONE in 1973.

Laban P. Jackson, Jr.* ........ Director since 1993. Chairman and Chief
2365 Harrisburg Rd.             Executive Officer, Clear Creek Properties, Inc.
Lexington, KY 40504             (real estate development), January 1989 to
                                present; prior thereto, Chairman and Chief
                                Executive Officer, International Spike, Inc.

John W. Kessler* .............. Director since 1995. Chairman, The New Albany
5076 Whyte House Lane           Company (real estate development), 1988 to
New Albany, OH 43054            present, Chairman, Marsh & McLennan Real Estate
                                Advisors, Inc. (real estate development), 1980 to present and Chairman, John W. Kessler Company
                                (real estate development), 1975 to present.

David J. Kundert............... Chairman and Chief Executive Officer of Bank One
                                Investment Management Group; President and Chief Executive Officer of Bank One Investment Advisors Corporation. Joined BANC ONE in 1971.

Richard J. Lehmann*............ Director since 1995. President, BANC ONE, April
                                1995 to present, and Chief Operating Officer, BANC ONE, January 1996 to present; Chairman and Chief Executive Officer, Banc One Arizona Corporation (formerly, Valley National Corporation) and Bank One, Arizona, N.A. (formerly Valley National Bank), January 1991 to April 1995. Mr. Lehmann serves as a Director of Moore Corporation Limited.

William C. Leiter.............. Senior Vice President. Joined BANC ONE in 1981.

Richard D. Lodge............... Senior Vice President. Joined BANC ONE in 1973.

John B. McCoy*................. Director since 1983. Chairman, BANC ONE, January
                                1987 to present; President, BANC ONE, January 1983 to January 1987. Mr. McCoy serves as a Director of Cardinal Health, Inc., Ameritech Corporation, Federal Home Loan Mortgage Corporation and Tenneco, Inc.

John G. McCoy*................. Director since 1967. Chairman, BANC ONE
                                Executive Committee, May 1984 to present; prior thereto, Chairman and Chief Executive Officer of BANC ONE. Mr. McCoy was a founder of BANC ONE.

Michael J. McMennamin.......... Executive Vice President and Chief Financial
                                Officer. Joined BANC ONE in 1990.

Jeffrey P. Neubert............. Chairman and Chief Executive Officer of Banc One
                                Credit Card Services Company. Joined BANC ONE in 1991.

Thekla R. Shackelford* ........ Director since 1993. Education Consultant. Ms.
6020 Havens Rd.                 Shackelford founded School Selection Consulting,
Gahanna, OH 43230               an admissions service for independent secondary
                                schools and colleges, in 1978. Ms. Shackelford serves as a Director of Wendy's International, Inc. and Fiserv Inc.

Alex Shumate* ................. Director since 1993. Office Managing Partner,
41 S. High St.                  Squire, Sanders & Dempsey (attorneys- at-law),
Columbus, OH 43215              Columbus, Ohio since 1991. Mr. Shumate, who
                                joined Squire, Sanders & Dempsey in 1988, served as Chief Counsel and Deputy Chief of Staff to the Governor of Ohio from 1985 to 1988. Mr.
                                Shumate serves as a Director of Intimate Brands, Inc.

                                     S-I-2

NAME AND PRINCIPAL                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
BUSINESS ADDRESS                        AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------- ------------------------------------------------
Ronald G. Steinhart ........... Chairman of BANC ONE's Commercial Banking Group
1717 Main St.                   since January 1997. From January 1995 to January
Dallas, TX 75201                1997, Mr. Steinhart served as Chairman and Chief
                                Executive Officer of Bank One, Texas, N.A. From
                                December 1992 to January 1995, Mr. Steinhart served as President and Chief Operating Officer of Bank One, Texas, N.A. From February 1988 until the acquisition of Team Bancshares, Inc.
                                by BANC ONE in November 1992, Mr. Steinhart served as Chairman and Chief Executive Officer of Team Bancshares, Inc., a bank holding company.

Kenneth T. Stevens ............ Chairman and Chief Executive Officer of BANC
111 Polaris Parkway             ONE's Retail Group since May 1996. Prior to
Columbus, OH 43271-0245         joining BANC ONE, Mr. Stevens served as
                                President and Chief Operating Officer
                                (1994-1996) and Executive Vice President
                                (1993-1994) of Taco Bell Corp. Prior to that time, Mr. Stevens served as Senior Vice
                                President and Treasurer (1992-1993) and Senior
                                Vice President, Strategic Planning, of Pepsico,
                                Inc.

Frederick P. Stratton, Jr* .... Director since 1988. Chairman and Chief
P.O. Box 702                    Executive Officer, Briggs & Stratton Corporation
Milwaukee, WI 53222             (manufacturer of air cooled gasoline engines for
                                outdoor power equipment). Mr. Stratton serves as a Director of Midwest Express Holdings, Inc.,
                                Weyco Group, Inc., Wisconsin Electric Power
                                Company and Wisconsin Energy Corporation.

John C. Tolleson(1)............ Chairman of the Board and Chief Executive
First USA, Inc.                 Officer of First USA and First USA Financial
1601 Elm Street, 47th Floor     since August 1989, and of First USA's
Dallas, TX 75201                predecessor since its formation in May 1985. Mr.
                                Tolleson has been a Director of First USA Bank since May 1985. Mr. Tolleson has been Chairman of the Board of First USA Paymentech since
                                December 1995 and a Director of First USA FSB since March 1996. Mr. Tolleson currently serves on the Boards of Visa USA, Inc., Visa
                                International, Inc., Capstead Mortgage
                                Corporation and Jayhawk Acceptance Corporation and on the Executive Board of the Cox School of Business at Southern Methodist University.

Richard W. Vague(2)............ President of First USA and First USA Financial
First USA Bank                  since June 1990 and a Director of the Company
Three Christina Center          and First USA Financial since August 1989. Mr.
201 North Walnut Street         Vague has also been Chairman of the Board and
Wilmington, DE 19801            Chief Executive Officer of First USA Bank since
                                October 1995 and was a Director from May 1985 through October 1995. Mr. Vague has also been a Director of First USA Paymentech since December
                                1995 and Chairman of the Board of First USA FSB since March 1996. Mr. Vague serves on the Visa
                                Marketing Committee, the Visa International Card
                                Products Committee and the MasterCard Marketing
                                Committee, and was co-founder of the Company's predecessor with Mr. Tolleson. Mr. Vague is also a Director of Physician Support Systems, Inc.

Robert D. Walter* ............. Director since 1987. Chairman and Chief
5555 Glendon Court              Executive Officer, Cardinal Health, Inc.
Dublin, OH 43016                (wholesale distributor of pharmaceuticals and
                                related health care products). Mr. Walter is a Director of Karrington Health, Inc. and
                                Westinghouse Electric Corporation.

Donald A. Winkler ............. Chairman and Chief Executive Officer of Finance
                                One Corporation since April 1993. From January 1992 to April 1993, Mr. Winkler served as Senior Vice President and Division Executive of Citicorp/Citibank.

------------------
(1) Following the Merger, it is expected that Mr. Tolleson will be appointed a Director of BANC ONE.

(2) Following the Merger, it is expected that Mr. Vague will be an executive officer of BANC ONE.

                                     S-I-3

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Securities and any other required documents should be sent or delivered by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

By Registered or Certified   Facsimile Transmission:     By Hand or Overnight
           Mail:                 (212) 571-3080                Courier:
   The Bank of New York                                  The Bank of New York
  101 Barclay Street, 7E      Confirm by Telephone:       101 Barclay Street
 New York, New York 10286        (212) 815-5789        New York, New York 10286
   Attn: Reorganization                                  Attn: Reorganization
          Section                                              Section
      Shilpa Trivedi                                        Shilpa Trivedi

     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address below. You may also contact the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. To confirm your delivery of your Securities, you are directed to contact the Depositary.

                    The Information Agent for the Offer is:

                           GEORGESON & COMPANY INC.
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
                             World Financial Center
                                  North Tower
                         New York, New York 10281-1307
                           1-888-ML4-TNDR (toll free)
                          (1-888-654-8637 (toll free))